Exhibit 10.24

Lawrence Gross, Esq.

Dear Larry:

I am pleased to offer you the opportunity and challenge to join the KLA-Tencor team. As Executive VP-Legal (title pending board approval), you will work under my direction. The details of your employment offer are set forth in the Executive Employment Terms you and the company signed on September 8, 2006. Some of those terms are summarized or repeated below, but if there is any conflict, the Executive Employment Terms will control.

SALARY: $57,692.31 bi-weekly.

FLSA STATUS: Exempt

*HIRING BONUS: You will receive $77,000 within your first 30 days following your orientation as a hiring bonus, subject to normal tax requirements.

FOCAL POINT REVIEW PROGRAM: Employee performance is measured and evaluated based on KLA-Tencor’s fiscal year on a prorated basis with an effective date of September 1.

The Immigration Law, effective November 6, 1986, requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens. Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate regional documentation on your first day of work.

Larry, I am convinced that you will be an extremely valuable asset to KLA-Tencor and hope you will find many opportunities to grow both professionally and personally.

This offer is contingent upon completion of a satisfactory background and reference check, and it will expire on September 26, 2006. To indicate acceptance of this employment offer, please sign both copies of this letter, keep one for your records, and return one in the enclosed self-addressed envelope.

You should be aware that your employment with KLA-Tencor is at will, except as otherwise provided in your Executive Employment Terms. Therefore, you are free to resign at any time, for any reason or for no reason. Similarly, KLA-Tencor is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice, provided that we comply with your Executive Employment Terms.

In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and KLA-Tencor agree that any such disputes including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination, shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara, California, pursuant to the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05 (the ‘Rules’) and pursuant to the Federal Arbitration act. KLA-Tencor will pay the costs as provided in the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. This provision will not apply to your indemnification agreement with the company dated as of September 11, 2006.

If you have any questions concerning this offer of employment, please feel free to contact me. We look forward to you joining KLA-Tencor.

NOTE: This offer letter, executed as of the dates below, amends and restates the offer letter to you originally executed by you as of September 25, 2006. This amendment and restatement is solely to delete your home address for purposes of filing this offer letter agreement as an exhibit to the Company’s Form 10-K. All other terms remain in full force and effect as of the original date.

Sincerely,

/s/ Richard Wallace

Richard Wallace

Chief Executive Officer

KLA-Tencor Corporation

Acceptance & Acknowledgment:

I agree to and accept employment with KLA-Tencor Corporation on the terms and conditions set forth in this letter.

Accepted by:         /s/Larry Gross             Date:         January 24, 2007             Start Date:         09/11/2006

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT TERMS

Company:	KLA-Tencor Corporation, a Delaware corporation, 160 Rio Robles, San Jose, CA 95134

Executive:	Lawrence A. Gross

Dates:

The date on which this agreement was originally executed was September 8, 2006. This Executive Employment Terms agreement is amended and restated as of the date hereof solely to delete the home address of Executive for purposes of filing this agreement as an exhibit to the Company’s Form 10-K. All other terms remain in full force and effect as of the original date.

Position:

Executive will be a board-elected officer and will serve in an interim role as Executive Vice President-Legal, reporting to the Chief Executive Officer. Such election will occur at the earliest convenient time for the board of directors of Company (“Board”) and is subject to Board approval. Executive’s responsibilities will be to (1) advise and assist Company and the Board with respect to (a) the pending internal stock option investigation and related matters including governmental proceedings and shareholder actions, (b) acquisitions, restructurings and other major transactions, (c) corporate governance including regular attendance by Executive at meetings of the Board and its committees (other than executive sessions and special committee meetings), and (d) other matters reasonably requested consistent with Executive’s skills and experience; and (2) manage Company’s legal affairs and legal function including supervisory and fiscal authority for all in-house legal personnel and all outside counsel. Executive will devote substantially all of his business time and energy to Company, provided that Executive may make passive investments, manage personal investments, serve on civic or charitable boards or committees, teach at educational institutions, accept speaking engagements, and continue to serve on the board of a small private company in an unrelated business. Executive will spend three to four days per week (on average) in California or other business locations. Executive may, if appropriate and with Company’s assistance, establish a temporary residence in California and register with the State Bar of California as Registered In-House Counsel (in which case that will be part of Executive’s official title).

Term:

Executive’s employment with Company will start as of September 11, 2006 (“start date”) and will continue until February 28, 2007, provided that either party may terminate Executive’s employment at any time for any reason. If Company terminates Executive’s employment (other than for willful misconduct) before November 30, 2006, Company will immediately pay to Executive the balance of his salary for the period up through November 30, 2006. If Company terminates Executive’s employment (other than for willful misconduct) after November 30, 2006 and before February 28, 2007, Company will immediately pay to Executive the balance of his salary for the period up through February 28, 2007.

Compensation:	Company will pay Executive a one time signing bonus of $77,000 on the start date.

Company will pay Executive salary at the rate of $125,000 per month in accordance with Company’s usual payroll schedule. Executive will not participate in any bonus plan or any equity plan.

Benefits:

In lieu of group medical coverage, Company will reimburse Executive for the cost of his existing Cobra coverage (currently $1,275 per month), which will be included in expense reports. Executive will be entitled to paid vacation time for previously scheduled vacations (Thanksgiving week, Christmas week and New Year’s week).

Assistant:

Company will employ a full-time legal assistant selected by Executive to provide assistance to Executive in carrying out his responsibilities for Company and with the expectation that Executive’s legal assistant will often travel with him.

Expenses:

Company will pay or reimburse (1) airfare and all normal business expenses reasonably incurred by Executive (and his legal assistant) in the course of carrying out his responsibilities for Company in accordance with Company’s usual reimbursement practices, including bar registration fees, membership dues and similar professional expenses (2) airfare and all other travel expenses reasonably incurred by Executive to travel between Pennsylvania (or other family destination) and California (or other business destination), including travel expenses to visit Company before the start date, (3) airfare and all other travel expenses reasonably incurred by Executive’s wife for one roundtrip to California per month (on average) and (4) all temporary living expenses in California reasonably incurred by Executive including hotel or housing costs, automobile and other transportation costs, and related services such as for cleaning, maintenance and health club membership. Company will provide a corporate credit card to Executive (and his legal assistant).

Other:

Company will indemnify Executive, to the fullest extent permitted by applicable law, against all legal fees and other expenses reasonably incurred by Executive in connection with any claim, action, investigation, proceeding or dispute in which Executive may become involved, as a party, witness or otherwise, by reason of Executive being or having been an officer or employee of or legal counsel to Company. Company will promptly enter into a comprehensive indemnification agreement with Executive, dated as of the start date. Executive will be covered, during the term of his employment and for at least six years thereafter, by officer and director liability insurance, paid for by Company, in the same amounts and on the same terms as for Company’s other officers and directors. Executive may retain counsel of his choice to advise him as to his role as office and employee of and legal counsel to Company, and/or any claim, action, investigation, proceeding or dispute involving such role and/or this agreement, and all legal fees and other expenses reasonably incurred by Executive for such purpose will be paid or reimbursed by Company on an after-tax basis. While any such claim, action, investigation, proceeding or dispute is pending, Company will not withhold any payment or benefit due to Executive, except for the specific portion thereof that is the subject of a bona fide, good faith dispute.

This agreement together with the indemnification agreement referred to above sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be changed except in writing signed by Executive and by Company’s Chief Executive Officer or Chief Operating Officer. This agreement is binding on Company and its successors and assigns and may be enforced by Executive and his heirs, estate, executors, administrators, beneficiaries, and legal personal representatives. The respective rights and obligations of the parties under this agreement will survive any termination of Executive’s employment to the extent necessary to preserve the intention of such rights and obligations.

Intending to be legally bound and for valuable consideration, the parties agree to these terms.

KLA-Tencor Corporation

By:	/s/ Richard P. Wallace	January 24, 2007	Lawrence A. Gross	January 24, 2007
	Richard P. Wallace, CEO	Date	Lawrence A. Gross	Date